Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION REPORTS SALES AND UPDATES
EARNINGS GUIDANCE FOR FISCAL 2007 SECOND QUARTER
EL SEGUNDO, Calif., July 12, 2007 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results and updated earnings guidance for the fiscal 2007 second quarter ended July 1, 2007.
For the fiscal 2007 second quarter, net sales increased $6.0 million, or 2.9%, to $217.8 million from net sales of $211.8 million for the second quarter of fiscal 2006. Same store sales declined 0.2% for the fiscal 2007 second quarter, representing the Company’s first quarterly decrease in same store sales in over eleven years. The Company now expects earnings per diluted share for the fiscal 2007 second quarter to be in the range of $0.23 to $0.26, compared to previously issued earnings guidance of $0.25 to $0.33 per diluted share.
The revised second quarter earnings guidance reflects sales at the low end of the Company’s previously issued sales guidance range and product margins in-line with the fiscal 2006 second quarter. Fiscal 2007 second quarter earnings guidance compared to the prior year reflects lower distribution center expenses offset by a reduction in inventory cost capitalization and higher administrative expenses to support the Company’s financial reporting initiatives.
“As we announced with our first quarter results, second quarter sales began to soften in the second half of April,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “The macro-economic environment remained challenging and continued to affect results throughout the quarter. With a slight increase in promotional activity, we produced positive same store sales in May and June, but those sales increases were not enough to offset the weakness in April.
“We are very proud of our outstanding track record and our positive same store sales streak, which came to an end after 45 consecutive quarters of growth amid a challenging consumer environment,” continued Mr. Miller. “While we are certainly taking a hard look at our operation for ways in which we might be able to improve both our top and bottom line in the current environment, we remain confident in the consistency and effectiveness of our overall business model.”
The Company expects to report second quarter results during the first week of August, 2007. At that time, the Company expects to provide guidance for the fiscal 2007 third quarter and revised guidance for the fiscal 2007 full year.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 348 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the fiscal 2007 first quarter ended April 1, 2007. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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